AMENDMENT NO. 2

TO

AGREEMENT AND DECLARATION OF TRUST OF

AIM TREASURER’S SERIES TRUST

This Amendment No. 2 to the Agreement and Declaration of Trust of AIM Treasurer’s Series Trust (this “Amendment”) amends, effective as of September 14, 2004, the Agreement and Declaration of Trust of AIM Treasurer’s Series Trust (the “Trust”) dated as of July 29, 2003, as amended (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement to remove INVESCO Stable Value Fund.

Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

2. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of September 14, 2004.

By:	/S/ ROBERT H. GRAHAM
Name:	Robert H. Graham
Title:	President

EXHIBIT 1 TO AMENDMENT NO. 2

TO

AGREEMENT AND DECLARATION OF TRUST

OF AIM TREASURER’S SERIES TRUST

“SCHEDULE A

AIM TREASURER’S SERIES TRUST

PORTFOLIOS AND CLASSES THEREOF

PORTFOLIO	CLASSES OF PORTFOLIO

INVESCO Treasurer’s Money Market Reserve Fund

INVESCO Treasurer’s Tax-Exempt Reserve Fund

INVESCO U.S. Government Money Fund	Institutional Class Shares Investor Class Shares”